Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207464

PROSPECTUS SUPPLEMENT NO. 2

NOTIS GLOBAL, INC.

142,000,000 SHARES OF COMMON STOCK

This prospectus supplement No. 2 supplements the prospectus dated January 20, 2016 (the “prospectus”), relating to the offer and sale of up to 142,000,000 shares of common stock of Notis Global, Inc. (the “Company”), par value $0.001 per share, by the selling stockholders issuable upon conversion of principal under convertible debentures. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

The sole purpose of this prospectus supplement is to update the number of authorized shares of common stock of the Company set forth in the prospectus. On April 15, 2016, at a special meeting of the shareholders of the Company, the shareholders of the Company holding a majority of the total shares of outstanding common stock of the Company voted to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 400,000,000 to 10,000,000,000 (the “Certificate of Amendment”). The Certificate of Amendment was filed with the Nevada Secretary of State and was declared effective on April 18, 2016.

This prospectus supplement should be read in conjunction with the prospectus and prospectus supplement No. 1 thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and prospectus supplement No. 1 thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in those documents.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 10 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2016.